NationsBank Corporation
Charlotte, NC  28255
Tel 704 386-5000


Pricing Supplement No. 0180 Dated August 26, 1997      Rule 424(b)(2)
(To Prospectus dated July 12, 1996 and                 File number:   333-7229
Prospectus Supplement dated November 08, 1996)


Senior Medium-Term Notes, Series F
Due Nine Months or More From Date of Issue

Principal Amount:                                     $   40,000,000.00
Issue Price:                            100.00000 %       40,000,000.00
Commission or Discount:                   0.40000 %          160,000.00
Proceeds to Company:                     99.60000 %    $  39,840,000.00


Agent:                              Morgan Stanley & Co. Incorporated, as
                                    Principal

Original Issue Date:                August 29, 1997
Stated Maturity Date:               August 28, 2007

Cusip #:                            63858R-EQ-0
Form:                               Book entry only

Interest Rate - Floating:           Floating until August 28, 2000

Interest Rate Basis - Floating:     Actual/360

Base rate:                          3 month Libor
Index maturity:                     90 days

Spread:                             + 51.0 bps

Initial Interest Rate:              6.23656%

Interest Reset Period:              Quarterly, commencing on November 28,
                                    1997
Interest Reset Dates:               28th of February, May, August, and
                                    November
Interest Determination Date:        Two London Banking Days preceding the
                                    Reset Date

Interest Payment Dates - Floating:  28th of February, May, August, and
                                    November, commencing November 28,
                                    1997 until August 28, 2000

Interest Rate - Fixed:              If note is not called on August 28, 2000
                                    coupon will be set at an 8.00% fixed
                                    rate until maturity

Interest Rate Basis - Fixed:        30/360
Interest Payment Dates - Fixed:     Annually, 28th of August, commencing
                                    August 28, 2001

May the Notes be redeemed by the company prior to maturity?      Yes

The notes will be subject to redemption at the option of the Company, in whole, on the Interest Payment Date occuring August 28, 2000 at a redemption price equal to 100% of the principal amount of the Notes, plus accrued interest thereon, if any, upon at least 30 calendar days prior notice, as described in the Prospectus Supplement.

May the notes be repaid prior to maturity at the option of
the holder?                                                      No

Discount Note?                                                   No